Exhibit 99.1

SoftNet Technology Announces Organizational Change

Iselin, NJ. September 17, 2008 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: TG6) announced today that the Board of Directors had accepted the resignation of Mr. Stopper as CEO of the Corporation due to personal reasons. Mr. Stopper will remain on the Board and be able to provide continuing expertise and guidance to the Company. The Board also approved the appointment of Mr. James Booth as interim CEO. Mr. Booth held the same position from November 2006 until June 2008 and will bring continuity to the Company as a search for a new CEO is conducted.

During his tenure Mr. Stopper’s contributions were significant, most noteworthy being the G&A reductions he implemented. As a result the Company’s cost structure is more in line with revenue.

“The Company is disappointed to lose someone of Mr. Stopper’s stature as a leader of the Company but are respectful of the personal conditions which led to his decision. We acknowledge his efforts and are appreciative of his contributions. The management team and I will continue the strategies he put in place. The whole SoftNet team appreciates his contributions” said Jim Booth, Interim CEO.

SoftNet Technology Corp. is a Professional Services company offering professional expertise to enterprise and service provider clients. SoftNet’s services are organized in three practice specialties, including Enterprise Infrastructure Services, Application Lifecycle Management and Government Services.

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 908-212-1799, Jim Booth, President.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
www.softnettechnology.com